Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended September 30,
	2006	2005
Earnings available to cover fixed charges:
Income from continuing operations	$15,963	$8,959
Interest expense	20,372	19,512
Minority interest convertible into Common Stock	491	510

Earnings available to cover net fixed charges	$36,826	$28,981

Fixed charges:
Interest expense	$20,372	$19,512
Interest capitalized	3,784	3,131

Fixed charges	$24,156	$22,643
Preferred stock dividends	4,468	4,468

Fixed charges and preferred stock dividends	$28,624	$27,111

Earnings available to cover fixed charges	$36,826	$28,981
Divided by fixed charges	$24,156	$22,643

Ratio of earnings to fixed charges	1.5x	1.3x

Earnings available to cover fixed charges	$36,826	$28,981
Divided by fixed charges and preferred stock dividends	$28,624	$27,111

Ratio of earnings to combined fixed charges and preferred stock dividends	1.3x	1.1x

Exhibit 12

(continued)

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Nine Months Ended September 30,
	2006	2005
Earnings available to cover fixed charges:
Income from continuing operations	$60,640	$27,291
Interest expense	60,842	55,949
Minority interest convertible into Common Stock	1,486	1,529

Earnings available to cover net fixed charges	$122,968	$84,769

Fixed charges:
Interest expense	$60,842	$55,949
Interest capitalized	11,560	8,020

Fixed charges	$72,402	$63,969
Preferred stock dividends	13,404	13,404

Fixed charges and preferred stock dividends	$85,806	$77,373

Earnings available to cover fixed charges	$122,968	$84,769
Divided by fixed charges	$72,402	$63,969

Ratio of earnings to fixed charges	1.7x	1.3x

Earnings available to cover fixed charges	$122,968	$84,769
Divided by fixed charges and preferred stock dividends	$85,806	$77,373

Ratio of earnings to combined fixed charges and preferred stock dividends	1.4x	1.1x